EXHIBIT 99.1
Hanmi Financial Corp. Announces the Death of
John Park, CCO
LOS ANGELES – October 15, 2009 – It is with great sadness that Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announces the death of John Park, its Chief Credit Officer. Mr. Park, who joined Hanmi Financial Corp. in August 2008, passed away on October 14, 2009 at the age of 57.
“John brought to Hanmi a number of talents, notably a strong credit background and an expertise in risk analysis,” said Jay S. Yoo, President and Chief Executive Officer. “During his tenure at Hanmi, John established himself as a valued member of our senior management team. We extend our deepest condolences to his family and loved ones for this terrible tragedy. All of us here at Hanmi sincerely mourn his passing.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and two loan production offices in Virginia and Washington State. Hanmi Bank specializes in commercial, Small Business Administration (“SBA”) and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
David Yang
Investor Relations and Corporate Planning
213-637-4798